Exhibit 23.2

Plantify Foods, Inc.

Vancouver, British Columbia

We hereby consent to the incorporation by reference in the registration statement on Form S-1 (File No. 333-274932) of Save Foods Inc. of our report dated June 14, 2023, relating to the consolidated financial statements of Plantify Foods, Inc. (“the company”). Our report contains an Emphasis of Matter paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the registration statement.

/S/Ziv Haft

Ziv Haft

BDO Member Firm

October 26, 2023